SUPPLEMENT dated November 23, 2005

(To Prospectus Supplement dated October 6, 2005

To Prospectus dated July 11, 2005)

$443,553,000

(Approximate)

Mortgage Pass-Through Certificates, Series 2005-NC2

HSI Asset Securitization Corporation Trust 2005-NC2

The second and third sentences of the second full paragraph on page S-3 are hereby deleted and replaced with the following:

The group I mortgage loans and group II mortgage loans will consist of mortgage loans with principal balances that may or may not conform to Freddie Mac’s or Fannie Mae’s original loan amount limitation guidelines.